UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.              )

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U-STORE-IT TRUST

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6745 Engle Road

Suite 300

Cleveland, OH 44130

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 31, 2005

Dear Shareholder:

You are cordially invited to attend our 2005 annual meeting of shareholders to be held on Tuesday, May 31, 2005, at 12:00 p.m., Eastern Daylight Savings time, at the

Quality Inn

7230 Engle Road

Middleburg Heights, Ohio 44130

for the following purposes:

1.	To elect seven trustees to serve one-year terms expiring in 2006.

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on April 4, 2005 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE.

By Order of the Board of Trustees

PATRICIA A. ROCEWICKY Secretary

Cleveland, Ohio

April 22, 2005

6745 Engle Road

Suite 300

Cleveland, OH 44130

PROXY STATEMENT

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2005 annual meeting of shareholders, to be held at 12:00 p.m., Eastern Daylight Savings time, on Tuesday, May 31, 2005 at the Quality Inn, 7230 Engle Road, Middleburg Heights, Ohio 44130, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by U-Store-It Trust on behalf of our Board of Trustees. “We,” “our,” “us” and the “Company” refer to U-Store-It Trust. This proxy statement, the enclosed proxy card and our 2004 annual report to shareholders are first being mailed to shareholders beginning on or about April 29, 2005.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on April 4, 2005, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

Who can attend the annual meeting?

All holders of our common shares at the close of business on April 4, 2005, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of April 4, 2005.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on April 4, 2005 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 37,345,162 common shares outstanding.

How do I vote?

You may vote by you or your duly authorized agent completing and returning the accompanying proxy card or you may attend the meeting and vote in person.

How do I vote my shares that are held by my broker?

If your shares are held by a bank or broker, you should follow the instructions provided to you by the bank or broker. Although most banks and brokers now offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, and as recommended by our Board of Trustees with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of seven trustees, each with terms expiring at the 2005 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board of Trustees for re-election to serve as trustees for one-year terms until the 2006 annual meeting of shareholders and until their successors are duly elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees has affirmatively determined that if these nominees are elected, five of the seven trustees serving on the Board of Trustees, Thomas A. Commes, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller and David J. LaRue, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may, as permitted by our bylaws, decrease the size of our Board of Trustees.

Nominees for Election for a One-Year Term Expiring at the 2006 Annual Meeting

The following table sets forth the name and age of each nominee for trustee, indicating all positions and offices with us currently held by each nominee.

Name	Age	Title
Robert J. Amsdell	64	Chairman of the Board and Chief Executive Officer
Barry L. Amsdell	60	Trustee
Thomas A. Commes	62	Trustee
John C. (Jack) Dannemiller	66	Trustee
William M. Diefenderfer III	59	Trustee
Harold S. Haller	66	Trustee
David J. LaRue	43	Trustee

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he or she has served as a trustee.

Robert J. Amsdell has served as our Chairman of the Board of Trustees and Chief Executive Officer since our initial public offering in October 2004. Mr. Amsdell was the President and Chief Executive Officer of the Amsdell Companies, a real estate company, from 1976 until 2004. Mr. Amsdell has been involved in all aspects of the self-storage industry, including the development, ownership and management of self-storage facilities, for over 30 years. Mr. Amsdell is an attorney by profession and was an associate at the law firm of Squire, Sanders & Dempsey from 1964 to 1970 and a partner in the law firm of Calfee, Halter & Griswold from 1971 to 1975. During his legal career, he represented numerous national corporations, providing them with legal services which included real estate and development negotiations. Mr. Amsdell was previously Chairman of the American Bar Association’s Real Estate and Land Use Committee, and as such he is frequently a speaker for real estate seminars. Until recently, Mr. Amsdell served as a member of Storage USA’s advisory board. Mr. Amsdell earned a B.A. in History and Political Science from Westminster College and a J.D. from Case Western Reserve Law School. He is the brother of Barry L. Amsdell, one of our trustees, and the father of Todd C. Amsdell, our Chief Operating Officer.

Barry L. Amsdell has served as a trustee since our initial public offering in October 2004. Mr. Amsdell has served as President of Amsdell Construction, a real estate development company, since 1973. Mr. Amsdell has been involved in the development, ownership and management of real estate in a variety of property types for over 35 years and, together with his brother, Robert J. Amsdell, has been involved in the self-storage industry since its infancy in the early 1970’s. Mr. Amsdell is the brother of Robert J. Amsdell and the uncle of Todd C. Amsdell.

Thomas A. Commes has served as a trustee since our initial public offering in October 2004. Mr. Commes served as the President and Chief Operating Officer of The Sherwin-Williams Company, a manufacturer, distributor, and retailer of paints and painting supplies, from 1986 to 1999. He also served as a member of the Board of Directors of The Sherwin-Williams Company from 1980 to 1999. Mr. Commes currently serves on the boards of Agilysys, Inc., a Nasdaq-listed distributor and reseller of computer technology solutions, Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the NYSE, and Pella Corporation, a privately-owned company that is a leading manufacturer of windows, entry door systems, storm doors and patio doors, and serves as the chairman of the Audit Committee of all three companies. Mr. Commes also serves as a trustee for and is on the Executive, Investment, Finance & Budget and Audit Committees of The Cleveland Clinic Foundation. Mr. Commes is a former Certified Public Accountant.

John C. (Jack) Dannemiller has served as a trustee since our initial public offering in October 2004. Mr. Dannemiller served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Industrial Technologies, Inc., a distributor of industrial, fluid power and engineered products and systems listed on the NYSE, from 1992 to 2000. He served as President of Applied Industrial Technologies, Inc. from 1996 to 1999, as Executive Vice President and Chief Operating Officer from 1988 to 1992, and served as a member of its Board of Directors from 1985 to 2000 (including his tenure as Chairman). Prior to joining Applied Industrial Technologies, Inc., he served as President and Chief Operating Officer of Leaseway Transportation, a privately-owned motor vehicle transportation company. Mr. Dannemiller currently serves on the board and the Compensation, Governance and Nominating Committees of The Lamson & Session Co., a NYSE-listed company that produces thermoplastic products, and also serves on the boards of The Cleveland Clinic Foundation, Cleveland Clinic Western Region, Cleveland Clinic Naples Florida and Fairview Lutheran Foundation.

William M. Diefenderfer III has served as a trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. Mr. Diefenderfer served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. He currently serves on the board and as the Chair of the Compensation Committee, a member of the Finance Committee and a member of the Executive Committee of SLM Corporation, a NYSE-listed company more commonly known as Sallie Mae. Additionally, Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. Mr. Diefenderfer is currently serving a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group which began in 2004 and will end in 2005. The Public Company Accounting Oversight Board was established by the U.S. Congress as part of the Sarbanes-Oxley Act of 2002 to oversee and regulate the accounting profession.

Harold S. Haller, Ph.D has served as a trustee since our initial public offering in October 2004. Dr. Haller has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help management of companies improve quality and productivity in production, marketing, business administration and research and development. Dr. Haller is also a lecturer and a writer of technical papers within his field. He has been an adjunct professor at Case Western Reserve University for 21 years and is currently the Director of the Case Statistical Consulting Center. Dr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993.

David J. LaRue has served as a trustee since our initial public offering in October 2004. Mr. LaRue has been President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, Inc., a publicly-traded real estate company, since 2003. Mr. LaRue is responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Mr. LaRue served as Executive Vice President of Forest City Rental Properties from 1997 to 2003. Mr. LaRue has been with Forest City since 1986. Forest City is a partner in the entity that owns Emerald Corporate Park, a real estate asset in which Robert J. Amsdell and Barry L. Amsdell own an interest. Prior to joining Forest City in 1986, he was a financial analyst for The Sherwin-Williams Company. Mr. LaRue currently serves on the board of Flagstone Insurance, Inc. an affiliate of First Financial Bankcorp. Additionally, Mr. LaRue is involved as a board member of the following non-profit entities: the Greater Cleveland Sports Commission, the Friends of the Cleveland School of the Arts and (i) Cleveland, a Greater Cleveland Partnership Initiative.

Vote Required and Recommendation

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven trusteeships. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers. Executive officers are elected by and serve at the discretion of our Board of Trustees.

Name	Age	Position
Robert J. Amsdell	64	Chairman of the Board and Chief Executive Officer
Steven G. Osgood	48	President and Chief Financial Officer
Todd C. Amsdell	36	Chief Operating Officer
Tedd D. Towsley	50	Vice President and Treasurer

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Robert J. Amsdell, whose positions and background are described above.

Steven G. Osgood has served as our President and Chief Financial Officer since our initial public offering in October 2004, and as such is primarily responsible for all aspects of finance and accounting, including the negotiation and arrangement of debt financing for the development and acquisition of real estate, overall company financial budgeting, and corporate operations and administration. Mr. Osgood served as the Chief Financial Officer of the Amsdell Companies from 1993 until 2004. Prior to joining the Amsdell Companies, he was Vice President and Controller of the commercial property management division of Forest City Enterprises, Inc., a publicly-traded real estate company, from 1989 to 1993. Mr. Osgood is a Certified Public Accountant (inactive) and was a member of the auditing staff of Touche Ross & Co. from 1978 to 1982.

Todd C. Amsdell has served as our Chief Operating Officer since our initial public offering in October 2004, and as such is directly responsible for the property management operations of all of our facilities across the country. He also currently serves as the managing board member of the Diamond Storage Alliance, a network of self-storage operators designed to market self-storage to national commercial customers. Mr. Amsdell served as the President of Operations of the Amsdell Companies from 1995 to 2004. Mr. Amsdell earned his B.A. in Economics Management from Ohio Wesleyan University. He is the son of Robert J. Amsdell, our Chairman of the Board of Trustees and Chief Executive Officer, and the nephew of Barry L. Amsdell, one of our trustees.

Tedd D. Towsley has served as our Vice President and Treasurer since our initial public offering in October 2004, and as such is directly responsible for the overall accounting and cash management functions of the Company. Mr. Towsley served as Executive Vice President and Controller of U-Store-It Mini Warehouse Co. from 2001 to 2004, and as Controller of U-Store-It Mini Warehouse Co. from 1994 until 2001. Mr. Towsley was a member of the auditing staff of Touche Ross & Co. from 1977 to 1981.

INFORMATION REGARDING CORPORATE GOVERNANCE

AND BOARD AND COMMITTEE MEETINGS

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains charters for all Board committees. In addition, our Board of Trustees has adopted a written set of corporate governance guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Principal Executive Officer and Senior Financial Officers. To view our committee charters, corporate governance guidelines, Code of Business Conduct and Ethics and Code of Ethics for Principal Executive Officer and Senior Financial Officers, please visit our website at www.u-store-it.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130. A copy of our Audit Committee Charter is attached as Appendix A to this proxy statement.

Independence of Trustees

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, in order for a trustee of a company to qualify as “independent,” the board of trustees of such company must affirmatively determine that the trustee has no material relationship with such company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following further restrictions upon trustee independence:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the listed company is not independent until three years after the end of such employment relationship;

•	a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

•	a trustee who is, or whose immediate family member is, a current partner of a firm that is the listed company’s internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice is not independent; and a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time is not independent;

•	a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the listed company’s present executive officers at the same time serve or served on the other company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and

•	a trustee who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.

Our Board of Trustees has evaluated the status of each trustee and has affirmatively determined after broadly considering all facts and circumstances that each of Thomas A. Commes, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller and David J. LaRue is “independent,” as such term is defined in the NYSE’s listing standards because each has no known relationship (material or otherwise) with the Company. Robert J. Amsdell is not independent as he is an employee of the Company and Barry L. Amsdell is not independent as he is Robert J. Amsdell’s brother.

In making the foregoing determination, the Board was aware that David J. LaRue is the President and Chief Operating Officer of Forest City Commercial Group, which is a partner in the entity that owns Emerald Corporate Park, a real estate asset in which Robert J. Amsdell and Barry L. Amsdell own an interest. The Board did not believe that this constituted a relationship, material or otherwise, between the Company and Mr. LaRue.

Lead Trustee

Our Board of Trustees established the position of “lead” trustee in connection with our initial public offering in October 2004. The lead trustee will be rotated on an annual basis from among the independent trustees in alphabetical order by last name. The lead trustee is currently Harold S. Haller. The role of the lead trustee is to serve as liaison between (a) the Board of Trustees and management, including the Chief Executive Officer, (b) independent trustees and (c) interested third parties and the Board of Trustees.

Executive Sessions of Non-Management Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of non-management trustees without management participation. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE listing standards, at least one such session of non-management trustees convened per year shall include only independent trustees. The lead trustee presides at these sessions.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees by communicating directly with the presiding lead trustee by sending any correspondence they may have in writing to the “Lead Trustee” c/o Chief Financial Officer of U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

Board Meetings

During 2004, the Board of Trustees met three times, including telephonic meetings. Each independent trustee attended at least 75% of Board and applicable committee meetings on which he served during his period of service. Robert J. Amsdell did not attend one of the three Board meetings held and Barry L. Amsdell did not attend two of the three Board meetings held at the request of the independent trustees, because two of the three meetings related exclusively to the consideration of the purchase of option properties from an entity affiliated with the Amsdells, as described in “Certain Relationships and Related Transactions—Post-Formation Transactions—Option Exercises.” Since neither Robert J. Amsdell nor Barry L. Amsdell serves on a committee, this resulted in each of them attending less than 75% of Board and applicable committee meetings. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company’s annual meetings of shareholders. As we completed our initial public offering in October 2004, we did not have an annual meeting during 2004.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” of the Company as that term is defined in the NYSE listing standards.

The table below provides membership information for each of the Board committees as of April 4, 2005:

Name	Audit	Compensation	Corporate Governance and Nominating
Thomas A. Commes	X	X*
John C. Dannemiller		X	X*
William M. Diefenderfer III	X*
Harold S. Haller		X	X
David J. LaRue	X		X

*	Chairman

Audit Committee

The principal purpose of the Audit Committee is to assist the Board of Trustees in the oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification and independence of our independent auditors; and

•	the performance of our internal audit function and independent auditors.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and is also responsible for reviewing with our independent auditors any audit problems or difficulties they have encountered in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal control with management and our independent auditors.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the Securities and Exchange Commission, or SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees has determined that William M. Diefenderfer III is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

During 2004, the Audit Committee met twice, including telephonic meetings.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•	review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with the Company’s other independent trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•	determine and approve, either as a committee or together with our other independent trustees, the compensation of the other executive officers;

•	make recommendations to the Board of Trustees regarding compensation of trustees; and

•	recommend, implement and administer our incentive and equity-based compensation plans.

During 2004, the Compensation Committee met once, including telephonic meetings.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•	identify individuals that are qualified to serve as trustees;

•	recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•	periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•	develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•	oversee the evaluation of the Board of Trustees and management; and

•	ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to continue to ensure that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

(1) high integrity;

(2) an ability to exercise sound judgment;

(3) an ability to make independent analytical inquiries;

(4) a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

(5) a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

(1) whether the person possesses specific real estate expertise and familiarity with general issues affecting the Company’s business;

(2) whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

(3) whether the person would qualify as an “independent” trustee under the NYSE listing standards and our corporate governance guidelines;

(4) the importance of continuity of the existing composition of the Board of Trustees; and

(5) the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) shareholders of the Company. The Corporate

Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee takes into account the number of expected trustee vacancies and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once a trustee candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board of Trustees the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board of Trustees will then select the Board’s trustee nominees for shareholders to consider and vote upon at the shareholders’ meeting.

For nominations for election to the Board of Trustees or other business to be properly brought before an annual meeting by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws. These notice provisions require that nominations for trustees must be received no more than 120 days and no less than 90 days before the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. Such shareholder’s notice must set forth:

•	as to each person whom the shareholder proposes to nominate for election or reelection as a trustee (1) the name, age, business address and residence address of such person, (2) the class and number of shares of beneficial interest of U-Store-It Trust that are beneficially owned or owned of record by such person and (3) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected);

•	as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made, (1) the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (2) the class and number of shares of each class of beneficial interest of U-Store-It Trust which are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

During 2004, the Corporate Governance and Nominating Committee met once, including telephonic meetings.

Trustee Compensation

The members of our Board of Trustees who are also our employees do not receive any compensation for their services on our Board. We currently pay our non-employee trustees (which, for purposes of trustee compensation, includes Thomas A. Commes, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller and David J. LaRue but does not include Barry L. Amsdell) $1,000 per Board or committee meeting and we reimburse them for their reasonable travel expenses incurred in connection with their attendance at Board meetings. All non-employee trustees also receive an annual retainer of $25,000 and the chairs of the Audit, Compensation and Corporate Governance and Nominating committees receive additional annual retainers of $10,000, $7,500 and $5,000, respectively. The lead trustee currently receives an additional annual retainer of $10,000.

Non-employee trustees also receive long-term incentive compensation through annual grants of restricted shares. At the closing of our initial public offering, each newly appointed non-employee trustee received 4,063 restricted shares with a value of approximately $65,000, consisting of approximately $50,000 for joining the Board of Trustees and approximately $15,000 paid in advance for service to be provided for the remainder of 2004 and 2005. The restricted shares were granted under the Company’s 2004 Equity Incentive Plan. The restricted shares vest 100% and all restrictions thereon lapse on the first anniversary of the date of grant. If a trustee terminates his or her service at any time prior to the first anniversary of the date of grant, the restricted shares will be forfeited. The restricted shares will be held in escrow by the Company until they vest. Each trustee will be entitled to the payment of any dividends paid on the restricted shares.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Tables

The following tables contain certain compensation information for the period from October 21, 2004, the date we commenced operations, to December 31, 2004 for our Chief Executive Officer and our three other executive officers, who we collectively refer to as our “named executive officers”:

(a) Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)		Restricted Stock Awards ($)	Securities Underlying Options (2)	All Other Compensation (3)
Robert J. Amsdell, Chairman and Chief Executive Officer	2004	$35,312	$0		$0	0	$1,167

Steven G. Osgood, President and Chief Financial Officer	2004	$68,359	$1,150,000	(4)	$0	200,000	$1,167

Todd C. Amsdell, Chief Operating Officer	2004	$68,359	$1,150,000	(4)	$0	200,000	$1,167

Tedd D. Towsley, Vice President and Treasurer	2004	$39,062	$400,000	(5)	$0	100,000	$1,167

(1)	Represents the salary earned by the executive officer from October 21, 2004, the date we commenced operations, to December 31, 2004. The annualized base salary of each executive officer for 2004 was as follows: Robert J. Amsdell—$200,000; Steven G. Osgood—$350,000; Todd C. Amsdell—$350,000; and Tedd D. Towsley—$200,000.
(2)	Represents options awarded at the closing of our initial public offering in October 2004. The right to purchase shares under the options vests as to 1/3 of the total number of shares covered by the options on each of the first three anniversaries of the vesting start date of October 21, 2004, provided the optionee is still employed by the Company. The options were granted at an exercise price equal to the initial public offering price of $16.00.
(3)	Represents each executive’s automobile allowance for the period from October 21, 2004 to December 31, 2004.
(4)	Represents $150,000 of bonus and 62,500 deferred share units. The deferred shares were granted under the Company’s 2004 Equity Incentive Plan concurrently with the closing of our initial public offering in October 2004. The deferred shares are 100% vested. Unless otherwise elected, 50% of the deferred shares will be delivered on the first business day following January 1, 2006 and 50% of the deferred shares will be delivered on the first business day following January 1, 2007. If service terminates prior to the distribution of any deferred shares, the deferred shares will be immediately distributable. Each individual will be entitled to receive a payment equal to any dividend payments made on the deferred shares during the deferral period. Based on the closing share price of our common shares of $17.35 on December 31, 2004, the deferred shares had a value of $1,084,375.
(5)	Represents $100,000 of bonus and 18,750 deferred shares. The deferred shares were granted under the Company’s 2004 Equity Incentive Plan concurrently with the closing of our initial public offering in October 2004. The deferred shares are 100% vested. Unless otherwise elected, 50% of the deferred shares will be delivered on the first business day following January 1, 2006 and 50% of the deferred shares will be delivered on the first business day following January 1, 2007. If service terminates prior to the distribution of any deferred shares, the deferred shares will be immediately distributable. Each individual will be entitled to receive a payment equal to any dividend payments made on the deferred shares during the deferral period. Based on the closing share price of our common shares of $17.35 on December 31, 2004, the deferred shares had a value of $325,313.

(b) Option Grants in 2004

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
						5% ($)(2)	10% ($)(2)
Robert J. Amsdell	0		—	—	—	—	—
Steven G. Osgood	200,000	(1)	21.1%	$16.00	10/20/2014	$2,012,463	$5,099,976
Todd C. Amsdell	200,000	(1)	21.1%	$16.00	10/20/2014	$2,012,463	$5,099,976
Tedd D. Towsley	100,000	(1)	10.5%	$16.00	10/20/2014	$1,006,231	$2,549,988

(1)	The right to purchase shares under the options vests as to 1/3 of the total number of shares covered by the options on each of the first three anniversaries of the vesting start date of October 21, 2004, provided the optionee is still employed by the Company. The employment agreements for Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley provide that if the respective individual terminates his employment for “good reason” or is terminated without “cause,” all equity awards held by the individual will vest 100%. “Good reason” includes a change in control. See “Employment and Noncompetition Agreements” below.
(2)	The 5% and 10% rates of appreciation were set by the SEC and are not intended to forecast future appreciation, if any, of our common shares.

(c) Aggregated Option Exercises in 2004 and Fiscal Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert J. Amsdell	—	—	—	—	—	—
Steven G. Osgood	0	$0	0	200,000	$0	$270,000
Todd C. Amsdell	0	$0	0	200,000	$0	$270,000
Tedd D. Towsley	0	$0	0	100,000	$0	$135,000

(1)	Based upon the closing price per share of our common shares of $17.35 on December 31, 2004.

Employment and Noncompetition Agreements

We have entered into employment agreements with each of our named executive officers.

Pursuant to their agreements, Robert J. Amsdell, Steven G. Osgood, Todd C. Amsdell and Tedd D. Towsley agreed to serve, respectively, as (a) our Chairman and Chief Executive Officer, (b) our President and Chief Financial Officer, (c) our Chief Operating Officer and (d) our Vice President and Treasurer. The term of each agreement commenced concurrently with the closing of our initial public offering on October 27, 2004 and ends on December 31, 2007, with automatic one-year renewals unless either we or the individual elects not to renew the agreement. Under the agreements, Robert J. Amsdell receives an annual salary of $200,000, Steven G. Osgood receives an annual salary of $350,000, Todd C. Amsdell receives an annual salary of $350,000 and Tedd D. Towsley receives an annual salary of $200,000, subject in each case to annual increases in the sole discretion of our Board of Trustees or the Compensation Committee of our Board of Trustees. Each of the executives is also eligible to participate in any bonus plan established by the Compensation Committee of our Board of Trustees. In addition, each executive will participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to comparable senior level executives. Among other perquisites, each executive also receives either an annual automobile allowance of $6,000 or we provide a suitable automobile to the executive.

In the event any executive’s employment agreement is terminated for disability or death, he or the beneficiaries of his estate will receive any accrued and unpaid salary, vacation and other benefits, any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), and all equity awards shall immediately vest and become fully exercisable. If we terminate any executive’s employment agreement for “cause” or an executive terminates his employment agreement without “good reason,” the executive will only have the right to receive any accrued and unpaid salary, vacation and other benefits, any bonus as provided for in the bonus plan and reimbursement for expenses incurred but not paid prior to the date of termination.

If we terminate any executive’s employment agreement without “cause” or an executive terminates his employment agreement for “good reason,” the executive will have the right to receive any accrued and unpaid salary, vacation and other benefits; any unpaid bonus for the prior year, a pro rated bonus in the year of termination (based on the target bonus for that year), reimbursement for expenses incurred but not paid prior to the date of termination, continued medical, prescription and dental benefits for eighteen months and a cash payment equal to two times (or three times with respect to Robert J. Amsdell) the sum of his annual salary as of the date of the termination of the agreement and the average bonus actually paid for the prior two calendar years. In addition, all equity awards shall immediately vest and become fully exercisable. If we elect not to renew any executive’s employment agreement, the executive will have the right to receive a cash payment equal to one times the sum of his annual salary as of the date of expiration of the employment agreement and the average bonus actually paid for the prior two calendar years.

If we terminate any executive’s employment agreement for “cause,” the executive shall have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than annual salary and other benefits including payments for accrued but unused vacation prior to the date of termination.

Each employment agreement defines “cause” as the executive’s conviction for a felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his duties; willful and continuing failure or habitual neglect to perform his duties; material violation of confidentiality covenants or noncompetition agreement; or willful and continuing breach of the employment agreement.

Each employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him of duties materially and adversely inconsistent with his position; a reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreement); our material and willful breach of the employment agreement; or our requirement that the executive’s work location be moved more than 50 miles from our principal place of business in Cleveland, Ohio unless the executive’s work location is closer to his primary residence.

Each executive is entitled to receive payment from us of an amount sufficient to make him whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

In addition to the employment agreements, our executive officers and Barry L. Amsdell, one of our trustees, entered into noncompetition agreements with us, which became effective as of the completion of our initial public offering on October 27, 2004. The noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s or trustee’s service with us plus an additional one-year period. The noncompetition agreements provide that each of the executives and Barry L. Amsdell will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities in each case in the United States of America, other than (a) any interests they may own in the option facilities through their interests in Rising Tide Development, LLC and (b) up to 5% of the outstanding shares of any public company. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. The nonsolicitation covenant lasts for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement or the period of the executive’s or trustee’s service with us plus an additional two-year period.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return of our common shares for the period from October 22, 2004, the date that our common shares began trading on NYSE, to December 31, 2004 to the S&P 500 Index and to the published National Association of Real Estate Investment Trusts (NAREIT) All Equity REIT Index over the same period. The graph assumes that the value of the investment in our common shares and each index was $100 at October 22, 2004 and that all dividends were reinvested. The shareholder return shown on the graph below is not indicative of future performance.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company completed its initial public offering on October 27, 2004. Salaries were established for, and initial long-term incentive compensation awards were made to, the Company’s executive officers at that time, without the Compensation Committee’s involvement. As a result, the Compensation Committee has had limited involvement in compensation decisions for the year ended December 31, 2004. Set forth below is the report of the Compensation Committee (the “Committee”) regarding the compensation paid by the Company to its executive officers with respect to the year ended December 31, 2004.

Compensation Policies for Executive Officers

Our compensation policies are designed to:

•	attract and retain the best possible executive talent;

•	motivate these executives to achieve the goals inherent in our business strategy;

•	link executive and shareholder interests through performance goals and equity-based plans; and

•	provide compensation packages to our executive officers that recognize individual contributions as well as overall business results.

In determining the compensation arrangements of our executive officers, the Committee considers, among other things, the responsibilities of the position held and the experience of the individual, the competitive marketplace for executive talent and the compensation levels of similarly-situated executives at comparable publicly-traded real estate investment trusts, or REITs, and, where applicable, other public companies. In addition, the Committee considers achievement of certain performance levels by the Company, including growth in funds from operations, and the individual executive’s performance and contribution to increasing funds from operations.

In determining the long-term incentive component of compensation for executive officers, the Committee considers our performance and relative shareholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the particular executive officer in past years.

Components of Executive Officer Compensation

The components of our executive officer compensation program consist of base salary, bonus and long-term incentive compensation, currently awarded through the use of restricted share grants and/or share options.

Base Salary. Base salaries for our executive officers were established in October 2004 in connection with the Company’s initial public offering. Under the terms of employment agreements entered into with the executive officers at that time, these base salaries cannot be reduced by the Company during the terms of the agreements. The Committee was not involved in establishing these salaries, and did not approve any increases to these salaries in 2004.

Bonuses. Certain of the Company’s executive officers were guaranteed certain “minimum” bonuses for 2004 ranging from $100,000 to $150,000 in connection with the Company’s initial public offering. Additionally, our executive officers, with the exception of Robert J. Amsdell, the Company’s Chief Executive Officer, received deferred share units in October 2004 in connection with the Company’s initial public offering. The Committee was not involved in establishing these bonus amounts or deferred share grants, and did not approve any increases to the bonus amounts with respect to the year ended December 31, 2004.

Long-Term Incentive Compensation. Our executive officers, with the exception of Robert J. Amsdell, received long-term incentive compensation awards, in the form of share options, in October 2004 in connection with the Company’s initial public offering. The Committee was not involved in granting these awards, and did not approve any additional awards with respect to 2004.

Compensation of Chief Executive Officer

The Committee will be responsible for approving the compensation arrangements for Robert J. Amsdell. For the year ended December 31, 2004, the Committee did not approve any increases in base salary beyond what was established in Mr. Amsdell’s employment agreement that was entered into in October 2004 in connection with the Company’s initial public offering. The Committee also did not approve any bonus payment or long-term incentive compensation award for Mr. Amsdell for the year ended December 31, 2004.

Tax Limits on Executive Compensation

The Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Respectfully submitted,

The Compensation Committee of the

Board of Trustees

Thomas A. Commes (chairman)

John C. Dannemiller

Harold S. Haller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to the closing of our initial public offering, all compensation decisions were made by our Board of Trustees, which at the time consisted of Robert J. Amsdell and Barry L. Amsdell.

Since the closing of our initial public offering, the members of the Compensation Committee of the Board of Trustees have consisted of Thomas A. Commes, John C. Dannemiller and Harold S. Haller, each of whom is an independent trustee. None of these trustees, nor any of our executive officers, serves as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Messrs. Diefenderfer, Commes and LaRue. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Trustees.

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. Deloitte & Touche LLP, the Company’s independent auditors, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for fiscal year 2004 with our management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from us. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2004 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Respectfully submitted,

The Audit Committee of the Board of Trustees

William M. Diefenderfer III (chairman)

Thomas A. Commes

David J. LaRue

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of our operating partnership as of the record date by (a) each of our trustees, (b) each of our named executive officers, (c) all of our trustees and executive officers as a group and (d) each person known to us to be the beneficial owner of more than five percent of our common shares. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, Ohio 44130.

Beneficial Owner	Number of Shares and Units Beneficially Owned	% of All Shares and Units	Number of Shares Beneficially Owned	% of All Shares
Named Executive Officers and Trustees
Todd C. Amsdell (1)	8,335,989	21.4%	8,335,989	22.3%
Robert J. Amsdell (2)	1,775,364	4.6%	150,804	*
Barry L. Amsdell (3)	1,170,854	3.0%	150,804	*
Steven G. Osgood (4)	63,000	*	63,000	*
Tedd D. Towsley (5)	18,750	*	18,750	*
Thomas A. Commes	14,063	*	14,063	*
John C. Dannemiller	9,063	*	9,063	*
William M. Diefenderfer III	7,063	*	7,063	*
David J. LaRue	6,563	*	6,563	*
Harold S. Haller	4,263	*	4,263	*
All executive officers and trustees as a group (10 persons)	10,384,922	26.6%	8,760,362	23.4%

Other More than Five Percent Beneficial Owners
Robert J. Amsdell Family Irrevocable Trust (6)	3,921,850	10.1%	3,921,850	10.5%
Loretta Amsdell Family Irrevocable Trust (6)	3,921,850	10.1%	3,921,850	10.5%
David Kall (as non-fiduciary power holder for Robert J. Amsdell and Loretta Amsdell Family Irrevocable Trusts) (7)	7,843,700	20.1%	7,843,700	21.0%
Wellington Management Company, LLP (8)	1,964,200	5.0%	1,964,200	5.3%

*	Indicates amount owned is less than 1%
(1)	Shares and units beneficially owned include 7,843,700 shares owned by affiliated entities and related family trusts of Robert J. Amsdell, Barry L. Amsdell and Todd C. Amsdell (which entities and trusts we refer to herein collectively as the “Amsdell Entities”) as follows: (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is the business advisor and, in such capacity, has, under the trust agreements, the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has, under the trust agreements, the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell. Also includes 429,789 shares owned directly by Todd C. Amsdell and 62,500 shares issuable in satisfaction of a grant of deferred shares made under our equity incentive plan concurrently with the closing of our initial public offering.
(2)

Shares and units beneficially owned include 1,624,560 units owned by the Amsdell Entities as follows: (a) 337,756 units owned by Amsdell Holdings I, Inc., of which Robert J. Amsdell is the President, a director and 50% shareholder, (b) 187,249 units owned by Amsdell & Amsdell general partnership, of which

Robert J. Amsdell is a 50% general partner, (c) 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and his brother, Barry L. Amsdell, and (d) 495,045 units owned by Rising Tide Development, LLC, of which Robert J. Amsdell owns a 50% interest. Also includes 150,804 shares owned directly by Robert J. Amsdell. Shares and units beneficially owned do not include (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell (the son of Robert J. Amsdell) is the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.

(3)	Shares and units beneficially owned include 1,020,050 units owned by Amsdell Entities as follows: (a) 337,756 units owned by Amsdell Holdings I, Inc., of which Barry L. Amsdell is an officer, director and 50% shareholder and (b) 187,249 units owned by Amsdell & Amsdell general partnership, of which Barry L. Amsdell is a 50% general partner, and (c) 495,045 units owned by Rising Tide Development, LLC, of which Barry L. Amsdell owns a 50% interest. Also includes 150,804 shares owned directly by Barry L. Amsdell. Shares and units beneficially owned do not include 604,510 units owned by a trust of which Robert J. Amsdell is the sole trustee and whose equal beneficiaries are Robert J. Amsdell and his brother, Barry L. Amsdell. Robert J. Amsdell has sole voting and dispositive power with respect to the units owned by this trust. Shares and units beneficially owned also do not include (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which Todd C. Amsdell (the nephew of Barry L. Amsdell) is the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which Todd C. Amsdell is also the business advisor and, in such capacity, has the sole power to direct the voting and disposition of the shares. The beneficiaries of these two trusts are comprised of members of the families of Robert J. Amsdell and Loretta Amsdell, who is the wife of Barry L. Amsdell.
(4)	Comprised of 500 shares owned directly by Steven G. Osgood and 62,500 shares issuable in satisfaction of grants of deferred share units made under our equity incentive plan concurrently with the closing of our initial public offering.
(5)	Comprised of shares issuable in satisfaction of grants of deferred share units made under our equity incentive plan concurrently with the closing of our initial public offering.
(6)	Each trust has reported in a Schedule 13D filing that it possessed shared voting power and shared dispositive power over the shares held by the respective trust. Todd C. Amsdell is the business advisor of each trust and, in such capacity, has the sole power, under the trust agreements, to direct the voting and disposition of these shares. David Kall is a non-fiduciary power holder of each trust and, in such capacity, has the ability under the trust agreements to acquire assets held in the trusts for assets of equivalent value. As a result, he also has sole power to direct the disposition of the shares. See footnotes (1) and (7). The trustee of each trust is Bernard L. Karr. The address of each trust is c/o Bernard L. Karr, trustee, McDonald Hopkins Co., LPA, 600 Superior Avenue, E., Suite 2100, Cleveland, Ohio 44114.
(7)	Shares beneficially owned include: (a) 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust, of which David Kall is a non-fiduciary power holder with sole power to direct the disposition of the shares, and (b) 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust, of which David Kall is a non-fiduciary power holder with sole power to direct the disposition of the shares. The address of David Kall is McDonald Hopkins Co., LPA, 600 Superior Avenue, E., Suite 2100, Cleveland, Ohio 44114.
(8)	Based on information provided by Wellington Management Company, LLP in a Schedule 13G filed with the SEC on February 14, 2005, Wellington Management has shared dispositive power with respect to 1,938,800 of these shares and shared voting power with respect to 1,455,100 of these shares. Wellington Management’s address is 605 Third Avenue, New York, New York 10158.

The determination that there were no other persons, entities or groups known to us to beneficially hold more than 5% of our common shares was based on a review of all statements filed with respect to U-Store-It Trust since our initial public offering with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Formation Transactions

As described below, in connection with our formation, we issued common shares to Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities as the result of the mergers into us of Amsdell Partners, Inc. and High Tide LLC, which owned the general and substantially all of the limited partner interests in our operating partnership. Pursuant to separate contribution agreements with us, Amsdell Entities owned by Robert J. Amsdell and Barry L. Amsdell contributed three facilities to our operating partnership in exchange for operating partnership units and the assumption of outstanding indebtedness on these facilities. Pursuant to a partnership reorganization agreement, one of these Amsdell Entities also received operating partnership units as a result of the reorganization of its limited partner interests in our operating partnership. In addition, we used a portion of the proceeds of our initial public offering to fund our purchase of the capital stock of our management company for cash from Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities and to repay notes owed to them.

We did not obtain any independent third-party appraisals of the properties acquired by or contributed to our operating partnership in connection with our formation transactions, or any other independent third party valuation or fairness opinions in connection with the formation transactions. As a result, the value of the shares, units and the cash that we issued in the formation transactions may have exceeded the fair market value of these properties and other assets. In addition, the value of the units or shares that we issued in these mergers, contributions and exchanges will increase or decrease if our share price increases or decreases. The initial public offering price of our common shares was determined through negotiations between us and the underwriters. The initial public offering price did not necessarily bear any relationship to our book value or the fair market value of our assets. As a result of the foregoing, the value of the equity that Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities owned following our formation transactions may have exceeded the fair market value of their interests in High Tide LLC, Amsdell Partners, Inc. and the other assets we acquired from them in those transactions.

Merger Agreements

We acquired general and limited partner interests in U-Store-It, L.P., our operating partnership, pursuant to two merger agreements, dated July 30, 2004, one between us and High Tide LLC and the other between us and Amsdell Partners, Inc. These two entities were partners in our operating partnership and were owned by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities. Pursuant to the merger agreements, High Tide LLC and Amsdell Partners, Inc. each merged with and into us and we remained as the surviving entity. We succeeded to all of High Tide LLC’s and Amsdell Partners, Inc.’s limited and general partner interests in the operating partnership, subject to each of their existing liabilities. As a result of these merger agreements, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and these Amsdell Entities received common shares, as more specifically described below:

•	Robert J. Amsdell received approximately 151,000 shares (with a value of approximately $2.4 million);

•	The Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, received approximately 3.9 million shares (with a value of approximately $62.7 million);

•	Barry L. Amsdell received approximately 151,000 shares (with a value of approximately $2.4 million);

•	The Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, received approximately 3.9 million shares (with a value of approximately $62.7 million); and

•	Todd C. Amsdell received approximately 430,000 shares (with a value of approximately $6.9 million).

Contribution Agreements

Our operating partnership acquired three facilities pursuant to contribution agreements, dated July 30, 2004, with certain Amsdell Entities, each of which is owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell.

These Amsdell Entities contributed three facilities to our operating partnership in exchange for operating partnership units and the assumption of approximately $10.4 million of outstanding indebtedness on these facilities. The operating partnership assumed or succeeded to all of the contributors’ rights, obligations and responsibilities with respect to the contributed facilities.

Pursuant to these contribution agreements, the Amsdell Entities owned and controlled by Robert J. Amsdell and Barry L. Amsdell received approximately 798,000 operating partnership units (with a value of approximately $12.8 million), and we assumed approximately $10.4 million of indebtedness of these Amsdell Entities.

Partnership Reorganization Agreement

Pursuant to a partnership reorganization agreement, dated July 30, 2004, one of the Amsdell Entities owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell received approximately 332,000 operating partnership units (with a value of approximately $5.3 million) as a result of the reorganization of such Amsdell Entity’s limited partner interests in our operating partnership.

Stock Purchase Agreement

We purchased U-Store-It Mini Warehouse Co., the prior manager of our self storage facilities, pursuant to a stock purchase agreement, dated October 27, 2004, between us and Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and certain of the Amsdell Entities. Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and such Amsdell Entities collectively received approximately $23.0 million in cash in connection with the purchase of U-Store-It Mini Warehouse Co. with Robert J. Amsdell receiving $0.1 million, Barry L. Amsdell receiving $0.1 million, Todd C. Amsdell receiving $1.2 million, the Robert J. Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Robert J. Amsdell, receiving $10.8 million and the Loretta Amsdell Family Irrevocable Trust, a trust formed for the benefit of the family of Barry L. Amsdell, receiving $10.8 million, and the repayment of notes totaling $18.7 million held by Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and such Amsdell Entities from U-Store-It Mini Warehouse Co.

Partnership Agreement

On October 27, 2004, we entered into a second amended and restated partnership agreement with the limited partners in our operating partnership. We are the general partner of the operating partnership and we own approximately 95.8% of the aggregate partnership interests in the operating partnership. Amsdell Entities owned and controlled by Robert J. Amsdell and Barry L. Amsdell are the other limited partners in our operating partnership.

Option Agreement

On October 27, 2004, we entered into an option agreement with Rising Tide Development, LLC, a company owned and controlled by Robert J. Amsdell and Barry L. Amsdell, that granted our operating partnership the option to purchase 18 self-storage facilities from Rising Tide Development, LLC. Rising Tide Development, LLC received no cash consideration for entering into such option agreement. As described below, we exercised our option to purchase three of the facilities, the San Bernardino VII, CA facility on January 5, 2005, the Orlando II, FL facility on March 18, 2005 and the Boyton Beach II, FL facility on March 18, 2005. Barry L. Amsdell and Robert J. Amsdell each have a 50% ownership interest in Rising Tide Development, LLC.

Registration Rights

Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and the Amsdell Entities who acquired common shares or operating partnership units in the initial public offering transactions received registration rights. Beginning as early as October 2005, they will be entitled to require us to register their shares for public sale subject to certain exceptions, limitations and conditions precedent.

Management Contracts

On October 27, 2004, YSI Management LLC, one of our wholly owned subsidiaries, entered into a management contract with Rising Tide Development, LLC to provide property management services to the option facilities for a fee equal to the greater of 5.35% of the gross revenues of each facility or $1,500 per facility per month. U-Store-It Mini Warehouse Co., another of our wholly owned subsidiaries, entered into a marketing and ancillary services contract with Rising Tide Development, LLC to provide marketing and various additional services to the option facilities. In return for these services, U-Store-It Mini Warehouse Co. will retain all of the profits it derives from these services. Each of these contracts is for a four-year term (or, if earlier, a term ending on the date upon which Rising Tide Development, LLC has sold all of the option facilities), with a one-year extension option exercisable by Rising Tide Development, LLC. Either party may terminate each contract upon a breach by the other party of the contract that materially and adversely affects such party or the option facilities. The contracts may be amended by written agreement of each party, subject to the approval of a majority of the independent members of our Board of Trustees. In 2004, $71,000 of management fees were earned pursuant to the management contract and $41,000 was earned pursuant to the marketing and ancillary services contract.

Office Lease

Pursuant to a lease dated October 27, 2004 we leased approximately 15,000 square feet of office space at The Parkview Building, an approximately 40,000 square foot multi-tenant office building located at 6745 Engle Road, plus approximately 4,000 square feet of an approximately 18,000 square foot office building located at 6751 Engle Road, which are both part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio. Airport Executive Park is owned by Amsdell and Amsdell, an entity in which Barry L. Amsdell and Robert J. Amsdell each have a 50% ownership interest. The lease was for a ten-year term, with one ten-year extension option exercisable by us. The rent payable under this lease was approximately $238,000 per year for the initial term of the lease. In 2004 we incurred expense of approximately $40,000 on this lease.

On March 29, 2005, we entered into an amended office lease agreement with Amsdell and Amsdell, for office space of approximately 18,000 square feet at The Parkview Building, plus approximately 4,000 square feet of the office building located at 6751 Engle Road. The lease was effective as of January 1, 2005 and has a ten-year term, with one five-year extension option exercisable by us. The aggregate amount of rent payable under this lease in 2005 will be approximately $260,000.

Aircraft Timesharing Agreement

On October 22, 2004, Amsdell Holdings I, Inc., an entity owned 50% by Robert J. Amsdell and 50% by Barry L. Amsdell, entered into a timesharing agreement with us which provides us with the right to use an airplane owned by Aqua Sun Investments, L.L.C. at a rate of $1,250 for each hour of use of the aircraft and the payment of actual expenses associated with our use of the aircraft. In 2004 we paid approximately $74,000 for use of the aircraft and payment of actual expenses associated with our use of the aircraft

Other Formation Transactions

In some instances, Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and/or the Amsdell Entities provided environmental indemnities and other similar undertakings to lenders in connection with mortgage loans secured by the facilities contributed to us in our formation transactions. We caused our operating partnership to assume the liabilities on these indemnities and other undertakings accruing from and after the closing of our initial public offering. We also will seek to have Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and such Amsdell Entities released from these obligations to the extent accruing from and after the closing of our initial public offering, and if we are not able to obtain these releases we will indemnify Robert J. Amsdell, Barry L. Amsdell, Todd C. Amsdell and Amsdell Entities with respect to any loss incurred pursuant to such obligations.

In addition, we used approximately $1.6 million of the proceeds of our initial public offering to repay the outstanding balance on a loan made to us by Robert J. Amsdell and Barry L. Amsdell. Robert J. Amsdell and Barry L. Amsdell each received one half of this repayment, or approximately $0.8 million.

Post-Formation Transactions

Option Exercises

On January 5, 2005, in connection with our exercise, pursuant to an option agreement dated as of October 27, 2004, of our option to purchase the San Bernardino VII, CA facility from Rising Tide Development, LLC, a company owned indirectly by Barry L. Amsdell and Robert J. Amsdell, our operating partnership issued 201,848 units of limited partnership interest to Rising Tide Development, LLC. The average closing price of our common shares for the 10 consecutive trading days immediately preceding the closing date of the purchase of the option facility ($17.18) was used to determine the number of securities issued. The purchase price of the San Bernardino VII, CA facility was determined by the terms of the Option Agreement which states that the purchase price is equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. Barry L. Amsdell and Robert J. Amsdell each have a 50% ownership interest in Rising Tide Development, LLC.

On March 18, 2005, in connection with our exercise, pursuant to an option agreement dated as of October 27, 2004, of our option to purchase the Orlando II, FL facility and the Boyton Beach II, FL facility from Rising Tide Development, LLC, a company owned indirectly by Barry L. Amsdell and Robert J. Amsdell, our operating partnership issued 293,197 units of limited partnership interest to Rising Tide Development, LLC. The average closing price of our common shares for the 10 consecutive trading days immediately preceding the closing date of the purchase of the option facility ($17.17) was used to determine the number of securities issued. The purchase price of the facilities was determined by the terms of the Option Agreement which states that the purchase price is equal to the lower of (i) a price determined by multiplying in-place net operating income at the time of purchase by 12.5 and (ii) the fair market value of the option facility as determined by an appraisal process involving third party appraisers. Barry L. Amsdell and Robert J. Amsdell each have a 50% ownership interest in Rising Tide Development, LLC.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2004.

Relationship With Independent Accountants

Our consolidated financial statements for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The following summarizes the fees billed by Deloitte & Touche LLP for services performed during, or in connection with, the year ended December 31, 2004:

Audit Fees(1)	$1,960,000
Audit-Related Fees	$0
Tax Fees(2)	$300,840
All Other Fees	$0
Total	$2,260,840

(1)	Audit Fees for 2004 include fees of $1,500,000 for services rendered in connection with our initial public offering in October 2004.
(2)	Tax fees for 2004 include fees of $90,600 for tax compliance services. The remainder of the fees related to tax consulting services.

All audit and permissible non-audit services provided by Deloitte & Touche LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting.

Other Matters to Come Before the 2005 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2006 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 23, 2005.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of U-Store-It Trust upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2006 annual meeting must be received no earlier than December 30, 2005 and no later than January 29, 2006.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call U-Store-It Trust, 6745 Engle Road, Suite 300, Cleveland, OH 44130, Attention: Corporate Secretary (telephone number: 1-800-234-4494). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting our Corporate Secretary in the same manner.

*  *  *  *

By Order of the Board of Trustees

PATRICIA A. ROCEWICKY Secretary

Cleveland, Ohio

April 22, 2005

Appendix A

U-STORE-IT TRUST

Charter of the

Audit Committee

I.	Purpose

The principal purposes of the Audit Committee (the “Committee”) of the Board of Trustees (the “Board”) of U-Store-It Trust (the “Company”) are to (A) assist the Board in the oversight of (i) the integrity of the financial statements of the Company, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function and independent auditors, and (B) prepare an audit committee report as required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II.	Composition and Qualification

The Committee shall be comprised of at least three (3) members of the Board, one of whom shall serve as Chairman of the Committee. The Chairman and all other members of the Committee shall meet the independence, experience, financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Commission, all as in effect from time to time. At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission. Because of the Committee’s demanding role and responsibilities, and the time commitment of each attendant to Committee membership, no member of the Committee, including the Chairman, shall serve on the audit committee of more than three (3) public companies at any one time, including the Committee.

To ensure independence and to otherwise avoid any potential conflicts of interest, members of the Committee may not (other than fees and equity received as compensation for serving as a trustee) accept or receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries. Because of the significantly greater time commitment of Committee members and in consideration thereof, the Board recognizes that it may be appropriate for members of the Committee to receive reasonable compensation greater than that paid to other members of the Board.

The Chairman and other members of the Committee shall be appointed by the Board, subject to satisfying the standards set forth above. Committee members may be removed by the Board, with or without cause. Any member of the Committee may resign at any time by giving written notice of his or her resignation to the Board.

III.	Meetings

The Committee shall meet at least quarterly, or more frequently as the Committee or the Board deems necessary or appropriate. The Chairman of the Committee may call special meetings of the Committee as necessary.

IV.	Goals, Authority, Responsibilities and Duties

General

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm employed by the Company (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and such firm shall report directly to the Committee. In the performance of its duties, the Committee shall meet separately and periodically with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditors.

In addition, the Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss the quarterly unaudited and/or annual audited financial statements with management and the Company’s independent auditors, including the results of the independent auditor’s review of the financial statements, prior to the Company’s issuing its quarterly or year-end earnings release and filing its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable.

Matters that will be reviewed and discussed include:

•	The Company’s disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and any major issues as to the adequacy of the Company’s internal controls;

•	Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and

•	In general, the type and presentation of information to be included in earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as review of any financial information and earnings guidance provided to analysts and rating agencies.

2.	Determine whether to recommend to the Board the inclusion of the annual audited financial statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year.

3.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee shall also review and evaluate the Company’s processes and policies for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas. As part of this process, the Committee should discuss guidelines and policies to govern the process by which this is handled.

4.	Review with the independent auditor any audit problems or difficulties the auditor may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management, and management’s response. Such review should include:

(a)	any accounting adjustments that were noted or proposed by the independent auditor but were passed (as immaterial or otherwise);

(b)	any communications between the independent auditor and its national office respecting auditing or accounting issues presented by the engagement; and

(c)	any “management” or “internal control” letters issued, or proposed to be issued, by the independent auditor to the Company.

5.	Review the following matters with the independent auditor (such matters shall be timely reported to the Committee by the independent auditor):

(a)	All critical accounting policies and practices to be used;

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the preferred treatment of the auditor; and

(c)	Other material written communications between the auditor and management, including any management letter or schedule of unadjusted differences.

6.	Meet with the officers certifying the Company’s periodic reports pursuant to Section 302 of the Sarbanes-Oxley Act, and any other officers that the Committee deems necessary or appropriate, to:

•	discuss whether there are any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information;

•	discuss whether there has been any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting;

•	discuss whether any changes in the Company’s internal control over financial reporting occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting, and whether any corrective actions were taken with regard to significant deficiencies or material weaknesses in the Company’s internal control over financial reporting; and

•	obtain assurance that the disclosure controls and procedures have been adhered to for the relevant quarter.

7.	Review and assess on at least an annual basis the Company’s disclosure controls, policies and procedures.

Oversight of the Company’s Relationship With the Independent Auditor

8.	Be directly responsible and have the sole authority to appoint, compensate, retain, evaluate and terminate the independent auditors to be retained by the Company and to pre-approve all audit services, including the compensation of the independent auditors and all audit engagement fees and terms. The Committee may consult with management but shall not delegate these responsibilities to management. The Committee should meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

9.	Have the sole authority to, and shall, review and pre-approve, either pursuant to the Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Committee, any engagement of the Company’s independent auditor to provide any permitted non-audit service to the Company that is not prohibited by law. The Committee shall have the ability to delegate the authority to pre-approve non-audit services to one (1) or more designated members of the Committee. If such authority is delegated, the delegated member(s) of the Committee shall report to the full Committee, at the next Committee meeting, all items pre-approved by the designated member(s).

10.	Receive and review periodic reports, at least annually, prepared by the independent auditors regarding:

(a)	the auditors’ internal quality-control procedures;

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and

(c)	the auditor’s independence and all relationships between the independent auditor and the Company.

11.

Request that the Company’s independent auditor annually submit to the Committee a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditor: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

12.	Discuss the reports described in paragraph 10 above with the auditor, and take appropriate action on any disclosed relationship to satisfy itself of the auditor’s independence. As part of this process, the Committee should evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence (and taking into account the opinions of management). The Committee also should receive, annually, a letter of independence from the independent auditor. The Committee shall present its conclusions to the Board.

13.	Review and evaluate the experience and qualifications of the senior members (including the lead partner) of the independent auditor team and the performance of the independent auditor (which firm ultimately is accountable to the Committee and the Board).

14.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

15.	Request a representation letter from the Company’s independent auditor prior to the commencement of the audit engagement confirming that (i) the lead (or coordinating) audit partner and the reviewing audit partner have not performed audit services for the Company for more than five (5) consecutive years, and (ii) if either of such persons performed audit services for the Company for five (5) consecutive years, the last year of such period was more than five (5) years ago.

16.	Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the lead audit partner or even the independent auditing firm itself on a regular basis.

17.	Request evidence from the independent auditors confirming that such firm is registered with the Public Company Accounting Oversight Board.

Oversight of the Company’s Internal Controls Over Financial Reporting

18.	Review and approve the audit plan and scope of work to be performed by the internal auditor.

19.	Review periodically the scope, responsibilities, budget and staffing of the internal audit function.

20.	Review and assess the adequacy and effectiveness of the Company’s internal control over financial reporting with management, the internal auditor and the independent auditor.

21.	Review management’s annual report on internal control over financial reporting prior to the Company’s inclusion of such annual report in the Company’s Annual Report on Form 10-K.

22.	Review the independent auditor’s attestation report regarding management’s assessment of the Company’s internal control over financial reporting prior to the inclusion of such attestation report in the Company’s Annual Report on Form 10-K.

23.	Review and assess any reports to management prepared by the internal auditor and management’s response thereto, if any.

24.	Review with management any changes in the Company’s internal control over financial reporting that occurred during the most recently completed fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

25.	Review any significant deficiencies or material weaknesses identified in the Company’s internal control over financial reporting, and any special steps taken as a result thereof.

Compliance Oversight Responsibilities

26.	Review with the Company’s General Counsel (or, in the absence of such officer, other legal counsel of the Company) legal matters that have been brought to the Committee’s attention, or matters that have been brought to the General Counsel’s attention, that may have a material impact on the Company’s financial statements or the Company’s compliance policies and internal controls, as well as any material reports or inquiries received from regulatory bodies.

27.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

28.	Establish and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

29.	Establish and periodically review procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

30.	Review and assess on at least an annual basis the Company’s hiring policies with regard to employees or former employees of the independent auditor.

31.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

The responsibilities and duties set forth herein are the sole responsibility of the Committee and may not be allocated to a different committee.

V.	Additional Powers

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities.

The Committee shall have the authority to form, and delegate to, one or more subcommittees as it deems necessary or appropriate.

The Committee shall have the sole authority, to the extent it deems necessary or appropriate, to retain and engage advisers for advice and assistance, including any independent accounting or legal counsel, and shall have the sole authority to approve the advisers’ fees and other retention terms.

The Committee shall advise the Company of the funding requirements necessary to pay (i) the auditors for the purpose of rendering the audit report or performing other audit, review or attest services, (ii) any other advisers employed by the audit committee, and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee shall have such other authority and responsibilities as may be assigned to it from time to time by the Board.

VI.	Reports to Shareholders and Board

The Committee shall prepare the report of the Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations of the Commission.

The Committee shall regularly report to the Board regarding the status and disposition of the above matters.

VII.	Annual Committee Review

The Committee shall conduct an annual review and self-evaluation to determine whether it is functioning effectively and report on such review and evaluation to the Board. The Committee shall annually review and reassess the adequacy of (i) its Audit and Non-Audit Services Pre-Approval Policy, (ii) the Company’s Policy regarding Employment Relationships with Independent Auditor and (iii) this Charter and recommend any proposed changes to this Charter to the Board for approval.

VIII.	Disclosure

This Charter shall be posted on the Company’s website.

IX.	Relationship with Auditors and Board

The Company’s independent auditors are ultimately accountable to the Board and to the Committee, as representatives of the shareholders of the Company.

While the Committee has the responsibilities and powers set forth in this Charter, its function is one of oversight, and it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or other applicable rules and regulations. The planning and conduct of the audit is the responsibility of the independent auditor and the financial statements are the responsibility of management.

Effective Date: October 21, 2004

PROXY	PROXY

U-STORE-IT TRUST

Proxy for the Annual Meeting of Shareholders to be Held on May 31, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Robert J. Amsdell, Steven G. Osgood and Patricia A. Rocewicky, and each of them, as attorney-in-fact and proxy with full power of substitution to represent the undersigned and to vote all of the Common Shares of the Company, held of record by the undersigned on April 4, 2005, at the Annual Meeting of Shareholders to be held at the Quality Inn, 7230 Engle Road, Middleburg Heights, Ohio 44130 at 12:00 p.m. (Eastern Daylight Savings time) on May 31, 2005 and at any adjournment or postponement thereof. Said attorney-in-fact and proxy is instructed to vote as directed on the reverse side.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

U-STORE-IT TRUST

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ●

1.

Election of Trustees.

Nominees:

(01) Robert J. Amsdell, (02) Barry L. Amsdell,

(03) Thomas A. Commes, (04) John C. (Jack)

Dannemiller, (05) William M. Diefenderfer III,

(06) Harold S. Haller and (07) David J. LaRue

_______________________________________

TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF SUCH NOMINEES, WRITE SUCH NOMINEES’ NAME(S) ON THE LINE ABOVE.

	For All ¡	Withhold All ¡	For All Except ¡

If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned’s shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned’s vote will be cast FOR each of the matters hereon.

The attorney-in-fact and proxy will vote such shares as recommended by the Board of Trustees, or, if no recommendation is given, in his own discretion, with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Date: ____________________________

_______________________________________

_______________________________________
Signature(s)

Please sign exactly as name appears on this proxy card and date. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT.

SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PROMPTLY IN THE PREPAID ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE.